Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
January 17, 2013

CITIGROUP REPORTS FOURTH QUARTER 2012 EARNINGS PER SHARE OF $0.38;

$0.69 EXCLUDING CVA/DVA(1) AND REPOSITIONING CHARGES(2)

FOURTH QUARTER NET INCOME OF $1.2 BILLION;

$2.2 BILLION EXCLUDING CVA/DVA AND REPOSITIONING CHARGES

FOURTH QUARTER REVENUES OF $18.2 BILLION; $18.7 BILLION EXCLUDING CVA/DVA

FOURTH QUARTER NET INTEREST MARGIN EXPANDED TO 2.93%

FOURTH QUARTER RESULTS INCLUDED $1.3 BILLION OF LEGAL AND RELATED EXPENSES

FOURTH QUARTER NET CREDIT LOSSES OF $3.1 BILLION DECLINED 25% VERSUS PRIOR YEAR PERIOD

FOURTH QUARTER LOAN LOSS RESERVE RELEASE OF $86 MILLION VERSUS $1.5 BILLION IN PRIOR YEAR PERIOD

BASEL I TIER 1 COMMON RATIO OF 12.7%

ESTIMATED BASEL III TIER 1 COMMON RATIO INCREASED TO 8.7%(3)

CITIGROUP DEPOSITS OF $931 BILLION GREW 7% VERSUS PRIOR YEAR PERIOD

CITICORP LOANS OF $540 BILLION GREW 7% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS ASSETS OF $156 BILLION DECLINED 31% FROM PRIOR YEAR PERIOD
AND REPRESENTED 8% OF TOTAL CITIGROUP ASSETS AT YEAR END 2012

New York, January 17, 2013 — Citigroup Inc. today reported net income for the fourth quarter 2012 of $1.2 billion, or $0.38 per diluted share, on revenues of $18.2 billion. This compared to net income of $956 million, or $0.31 per diluted share, on revenues of $17.2 billion for the fourth quarter 2011.

CVA/DVA was a negative $485 million in the fourth quarter, mainly resulting from the improvement in Citigroup’s credit spreads, compared to negative $40 million in the prior year period.  Fourth quarter 2012 results also included the previously announced $1.0 billion of repositioning charges ($653 million after-tax), compared to $428 million of repositioning charges ($275 million after-tax) in the prior year period. Excluding CVA/DVA, fourth quarter revenues were $18.7 billion, up 8% from the prior year period. Excluding CVA/DVA and repositioning charges, earnings were $0.69 per diluted share, up 68% from the prior year period, as higher revenues, lower core operating expenses and lower net credit losses were partially offset by higher legal and related expenses and a lower net loan loss reserve release.

Michael Corbat, Citigroup’s Chief Executive Officer, said, “Our bottom line earnings reflect an environment that remains challenging- with businesses working through issues like spread compression and regulatory changes- as well as the costs of putting legacy issues behind us. However, we did make progress on several fronts. At 8.7%, we reached the target for our year-end Basel III Tier 1 Common ratio. We continue to have a very liquid balance sheet and a high-quality credit portfolio in our core businesses. It will take some time to work through the challenges of the current environment but realizing core earnings potential, as well as improving our returns on assets and tangible equity, are critical goals going forward.”

Citigroup full year 2012 net income was $7.5 billion on revenues of $70.2 billion, compared to net income of $11.1 billion on revenues of $78.4 billion for the full year 2011. Full year 2012 results included negative $2.3 billion in CVA/DVA, compared to positive $1.8 billion in the prior year. Citigroup’s full year 2012 results also included a loss of $4.6 billion ($2.9 billion after-tax) related to the sale of minority investments(4), versus a gain of $199 million ($128 million after-tax) in the prior year. In addition to the fourth quarter 2012 repositioning charges of $1.0 billion, Citigroup recorded a $582 million tax benefit(5) related to the resolution of certain tax audit items in the third quarter 2012. Excluding CVA/DVA and the impact of minority investments, Citigroup revenues were $77.1 billion in 2012, up slightly compared to $76.3 billion in the prior year. Excluding these items as well as the repositioning charges in the fourth quarters of 2012 and 2011 and the tax item in the third quarter of 2012, net income was $11.9 billion in 2012, up 18% compared to 2011, as higher revenues, lower core operating expenses and lower net credit losses were partially offset by higher legal and related expenses and a lower net loan loss reserve release in 2012 compared to 2011.

Citigroup revenues of $18.7 billion in the fourth quarter 2012, excluding CVA/DVA, increased 8% from the prior year period, driven by 9% growth in Citicorp revenues and a 2% decline in Citi Holdings revenues primarily resulting from the ongoing wind down of Citi Holdings assets.

Citicorp revenues(6) of $17.1 billion in the fourth quarter 2012 included $(510) million of CVA/DVA reported within Securities and Banking.  Excluding CVA/DVA, Citicorp revenues were $17.6 billion, an increase of 9% from the prior year period with growth reported in each of the three operating businesses within Citicorp. Securities and Banking revenues grew 47% (excluding CVA/DVA), Global Consumer Banking (GCB) revenues grew 4% and Transaction Services revenues grew 1% from the prior year period.

Citi Holdings revenues of $1.1 billion in the fourth quarter 2012 included positive $25 million of CVA/DVA. Excluding CVA/DVA, Citi Holdings revenues were $1.0 billion, down 2% versus the prior year period.  Local Consumer Lending drove the decline in Citi Holdings revenues from the prior year period, due to the ongoing reduction in assets.  Most of the decline in Local Consumer Lending revenues was offset by higher revenues in the Special Asset Pool reflecting an improvement in asset marks.  Total Citi Holdings assets of $156 billion declined $69 billion, or 31%, from the fourth quarter 2011.  Citi Holdings assets at the end of the fourth quarter 2012 represented approximately 8% of total Citigroup assets.

Citigroup’s net income rose to $1.2 billion in the fourth quarter 2012 from $956 million in the prior year period.  Excluding the impact of CVA/DVA and repositioning charges, Citigroup net income was $2.2 billion, 72% higher than the fourth quarter 2011.  Operating expenses of $13.8 billion were 5% higher than the prior year period reflecting the higher repositioning charges and higher legal and related costs, including the previously announced $305 million charge in the fourth quarter 2012 related to the agreement in principle reached with the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Board regarding the independent foreclosure review process.  Citigroup’s cost of credit in the fourth quarter 2012 was $3.2 billion, an increase of 11% over the prior year period, reflecting a $1.4 billion decrease in net loan loss reserve releases offset by a $1.0 billion improvement in net credit losses.  Citigroup’s provision for income taxes was a benefit of $206 million in the fourth quarter 2012, compared to an expense of $91 million in the prior year period.

Citigroup’s allowance for loan losses was $25.5 billion at year end, or 3.9% of total loans, compared to $30.1 billion, or 4.7% of total loans, in the prior year period.  The $86 million net release of loan loss reserves in the quarter compared to a $1.5 billion release in the prior year period.  Reserve releases in Citicorp of $137 million compared to $805 million in the fourth quarter 2011, predominantly reflecting lower releases in North America GCB, largely related to Citi-branded cards.  Citi Holdings recorded a net loan loss reserve build of $51 million in the fourth quarter 2012, compared to a net reserve release of $633 million in the prior year period, as a significantly lower net reserve release of $49 million was more than offset by losses on loan sales of $100 million. Citigroup asset quality remained largely stable to improving in the fourth quarter 2012.  Corporate non-accrual loans decreased 28% to $2.3 billion from the fourth quarter 2011, while consumer non-accrual loans grew 17% to $9.2 billion from the fourth quarter 2011, predominantly reflecting the third quarter 2012 OCC guidance regarding the treatment of mortgage loans where the borrower has gone through Chapter 7 bankruptcy which added $1.5 billion to consumer non-accrual loans.  Consumer loans that were 90+ days delinquent, excluding the Special Asset Pool, decreased 17% versus the prior year period to $7.7 billion, or 1.9% of consumer loans.

Citigroup’s capital levels and book value per share increased during 2012.  As of quarter end, book value per share was $61.57 and tangible book value per share(7) was $51.19, 1% and 3% increases respectively versus the prior year period.  Citigroup’s book value and tangible book value per share each declined 3% in the fourth quarter 2012 as compared to the third quarter 2012 due to the dilutive impact of the issuance of approximately 96 million shares of common stock during the quarter upon the automatic settlement of the T-DECS issued in December 2009, as previously announced.  At quarter end, Citigroup’s Tier 1 Capital Ratio was 14.1%, its Basel I Tier 1 Common Ratio was 12.7%, and its Basel III Tier 1 Common Ratio was estimated at 8.7%.

CITIGROUP

($ millions, except per share amounts)	4Q’12	3Q’12	4Q’11	QoQ%	YoY%	2012	2011

Citicorp	17,115	17,641	16,086	-3%	6%	71,006	72,082
Citi Holdings	1,059	(3,690)	1,088	NM	-3%	(833)	6,271
Total Revenues	$18,174	$13,951	$17,174	30%	6%	$70,173	$78,353
Total Revenues (Ex-CVA/DVA & Gain (Loss) on Minority Investments)	$18,659	$19,411	$17,214	-4%	8%	$77,134	$76,348

Expenses	$13,845	$12,220	$13,211	13%	5%	$50,518	$50,933

Net Credit Losses	3,066	3,979	4,108	-23%	-25%	14,576	20,038
Loan Loss Reserve Build/(Release) (a)	(86)	(1,509)	(1,468)	94%	94%	(3,744)	(8,214)
Provision for Benefits and Claims	219	225	234	-3%	-6%	887	972
Total Cost of Credit	$3,199	$2,695	$2,874	19%	11%	$11,719	$12,796

Income (Loss) from Cont. Ops. Before Taxes	$1,130	$(964)	$1,089	NM	4%	$7,936	$14,624
Provision for Income Taxes	(206)	(1,488)	91	86%	NM	27	3,521

Income from Continuing Operations	$1,336	$524	$998	NM	34%	$7,909	$11,103
Net income (loss) from Disc. Ops.	(112)	(31)	0	NM	—	(149)	112
Non-Controlling Interest	28	25	42	12%	-33%	219	148
Citigroup Net Income	$1,196	$468	$956	NM	25%	$7,541	$11,067

Net Income (Ex-CVA/DVA, Gain (Loss) on Minority Investments & 4Q Repositioning) (b)	$2,150	$3,268	$1,253	-34%	72%	$11,921	$10,089

Tier 1 Common Ratio	12.7%	12.7%	11.8%
Tier 1 Capital Ratio	14.1%	13.9%	13.6%
Return on Common Equity	2.5%	1.0%	2.1%
Book Value per Share(c)	$61.57	$63.59	$60.70
Tangible Book Value per Share(c)	$51.19	$52.69	$49.74

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) 3Q’12 also excludes a tax benefit related to the resolution of certain tax audit items.

(c) Book value and tangible book value per share each declined in the fourth quarter 2012 compared to the third quarter of 2012 due to the dilutive impact of the issuance of approximately 96 million shares of common stock during the quarter upon the automatic settlement of the T-DECS issued in December 2009, as previously announced.

CITICORP

(in millions of dollars)	4Q’12	3Q’12	4Q’11	QoQ%	YoY%	2012	2011

Global Consumer Banking	10,249	10,180	9,885	1%	4%	40,214	39,195
Securities and Banking	4,293	4,770	3,194	-10%	34%	19,743	21,423
Transaction Services	2,649	2,658	2,624	—	1%	10,857	10,579
Corporate/Other	(76)	33	383	NM	NM	192	885
Total Revenues	$17,115	$17,641	$16,086	-3%	6%	$71,006	$72,082
Total Revenues (Ex-CVA/DVA and Gain (Loss) on Minority Investments)	$17,625	$18,440	$16,160	-4%	9%	$73,440	$70,151

Expenses	$12,238	$11,030	$11,356	11%	8%	$45,265	$44,469

Net Credit Losses	2,094	2,172	2,596	-4%	-19%	8,734	11,462
Loan Loss Reserve Build/(Release) (a)	(137)	(696)	(805)	-80%	-83%	(2,137)	(4,896)
Provision for Benefits and Claims	64	65	46	-2%	39%	236	193
Total Cost of Credit	$2,021	$1,541	$1,837	31%	10%	$6,833	$6,759

Net Income	$2,251	$4,030	$2,271	-44%	-1%	$14,104	$15,289

Revenues
North America	7,372	7,464	6,432	-1%	15%	29,749	30,161
EMEA	2,619	2,759	2,425	-5%	8%	11,509	12,265
LATAM	3,669	3,668	3,342	—	10%	14,518	13,552
Asia	3,531	3,717	3,504	-5%	1%	15,038	15,219
Corporate/Other	(76)	33	383	NM	NM	192	885

Net Income
North America	1,256	1,659	568	-24%	NM	6,252	5,583
EMEA	391	616	417	-37%	-6%	2,491	3,143
LATAM	816	925	706	-12%	16%	3,478	3,192
Asia	736	924	635	-20%	16%	3,742	3,960
Corporate/Other	(948)	(94)	(55)	NM	NM	(1,859)	(589)

EOP Assets ($B)	1,709	1,760	1,649	-3%	4%
EOP Loans ($B)	540	537	507	1%	7%
EOP Deposits ($B)	863	878	804	-2%	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $17.1 billion in the fourth quarter 2012 increased by 6% from the prior year period.  CVA/DVA, reported within Securities and Banking, was $(510) million in the fourth quarter 2012, compared to $(74) million in the prior year period.  Excluding CVA/DVA, revenues were $17.6 billion, up 9% from the fourth quarter 2011 driven by 47% growth in Securities and Banking revenues to $4.8 billion, 4% growth in GCB revenues to $10.2 billion and 1% growth in Transaction Services revenues to $2.6 billion.  Corporate/Other revenues declined $459 million from the prior year period to $(76) million, mainly driven by the absence of hedging gains in the prior year period and lower investment yields.

Citicorp net income decreased slightly from the prior year period to $2.3 billion, as revenue growth and lower net credit losses were offset by CVA/DVA, the higher repositioning costs and lower net loan loss reserve releases.  Excluding CVA/DVA and the repositioning charges, Citicorp net income of $3.2 billion was up 24% versus the prior year period.

Citicorp operating expenses increased 8% from the prior year period to $12.2 billion, largely reflecting the repositioning charges ($951 million in the fourth quarter 2012 versus $368 million in the prior year period) and higher legal and related expenses.

Citicorp cost of credit of $2.0 billion in the fourth quarter 2012 increased 10% from the prior year period.  The increase reflected lower loan loss reserve releases, which declined $668 million, partially offset by lower net credit losses, which declined 19% to $2.1 billion compared to the prior year period.  The decline in reserve releases was largely in North America GCB and primarily related to Citi-branded cards.  Citicorp’s consumer loans 90+ days delinquent declined 10% from the prior year period to $3.1 billion, and the 90+ days delinquency ratio decreased 14 basis points to 1.05% of loans.

Citicorp end of period loans grew 7% versus the prior year period to $540 billion, reflecting strong growth in corporate loans and Latin America consumer loans.  Consumer loans grew 3% to $295 billion and corporate loans grew 11% to $244 billion, both versus the prior year period.

Global Consumer Banking

(in millions of dollars)	4Q’12	3Q’12	4Q’11	QoQ%	YoY%	2012	2011

North America	5,346	5,402	5,167	-1%	3%	21,081	20,159
EMEA	391	381	348	3%	12%	1,516	1,558
LATAM	2,520	2,419	2,350	4%	7%	9,702	9,469
Asia	1,992	1,978	2,020	1%	-1%	7,915	8,009
Total Revenues	$10,249	$10,180	$9,885	1%	4%	$40,214	$39,195

Expenses	$5,907	$5,389	$5,578	10%	6%	$21,819	$21,408

Net Credit Losses	2,020	2,030	2,423	—	-17%	8,452	10,840
Loan Loss Reserve Build/(Release) (a)	(147)	(521)	(713)	72%	79%	(2,131)	(4,426)
Provision for Benefits and Claims	64	65	45	-2%	42%	237	192
Total Cost of Credit	$1,937	$1,574	$1,755	23%	10%	$6,558	$6,606

Net Income	$1,762	$2,161	$1,722	-18%	2%	$8,101	$7,672

Net Income
North America	1,002	1,299	944	-23%	6%	4,814	4,095
EMEA	(38)	8	(1)	NM	NM	(22)	95
LATAM	401	405	369	-1%	9%	1,512	1,578
Asia	397	449	410	-12%	-3%	1,797	1,904

(in billions of dollars)
Avg. Cards Loans	145	145	148	—	-2%
Avg. Retail Banking Loans	145	141	131	2%	10%
Avg. Deposits	328	324	313	1%	5%
Investment Sales	23	24	16	-2%	41%
Cards Purchase Sales	97	90	95	8%	2%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $10.2 billion grew 4% from the prior year period, reflecting volume growth across most businesses, partially offset by ongoing spread compression.  Revenues also benefited from higher U.S. mortgage revenues.  Revenues in international GCB grew 4% to $4.9 billion on a constant dollar basis (excluding the impact of foreign exchange translation into U.S. dollars; the impact of FX on international GCB results was not material in the fourth quarter 2012)(8) and grew 3% in North America GCB to $5.3 billion.

GCB net income rose 2% versus the prior year period (1% on a constant dollar basis) to $1.8 billion, reflecting growth in revenues and lower net credit losses, partially offset by lower loan loss reserve releases and higher operating expenses. Expenses of $5.9 billion rose 6% versus the prior year period driven by the higher repositioning charges ($366 million in the fourth quarter 2012 versus $65 million in the prior year period), as well as volume-related costs.

North America GCB revenues grew 3% to $5.3 billion driven by higher retail banking revenues that were partially offset by lower revenues from the cards businesses (Citi-branded cards and Citi retail services).  Retail banking revenues grew 20% to $1.7 billion from the fourth quarter 2011, primarily reflecting higher mortgage revenues due to increased retail originations and wider margins.  Citi-branded cards revenues declined 1% to $2.1 billion, and Citi retail services revenues declined 4% to $1.5 billion reflecting lower average loan balances as Citi-branded cards loans declined 4% and Citi retail services loans declined 3% versus the prior year period.  The decline in Citi retail services revenues also reflected improving credit trends and the related impact on contractual partner payments.

North America GCB net income was $1.0 billion, 6% higher than the fourth quarter 2011.  The growth in net income was largely driven by higher revenues and a $474 million decrease in net credit losses that were partially offset by a $569 million reduction in loan loss reserve releases versus the prior year period.  Operating expenses in the fourth quarter were flat versus the prior year period at $2.7 billion as efficiency savings broadly offset higher repositioning charges ($100 in the fourth quarter 2012 versus $18 in the prior year period).

North America GCB credit quality continued to improve as net credit losses decreased $474 million, or 27%, to $1.3 billion compared to the prior year period.  Net credit losses improved in Citi-branded cards (down 29% to $700 million), Citi retail services (down 25% to $514 million) and in retail banking (down 27% to $51 million) versus the prior year period. Delinquency rates improved in Citi-branded cards and Citi retail services versus the prior year period and ended 2012 at historically low levels.  The reserve release in the fourth quarter 2012 was $215 million, $569 million lower than in the fourth quarter 2011.

International GCB revenues grew 4% to $4.9 billion on a constant dollar basis versus the fourth quarter 2011, with 7% growth in Latin America to $2.5 billion, an 11% increase in EMEA to $391 million and a 2% decline in Asia to $2.0 billion, which reflected the continued low interest rate environment and regulatory changes in the region.

International GCB net income decreased 2% from the prior year period to $760 million, and declined by 4% on a constant dollar basis. Operating expenses in the fourth quarter 2012 increased 11% to $3.2 billion predominantly reflecting the increase in repositioning charges ($266 million in fourth quarter 2012 versus $47 million in the prior year period), as well as volume-related costs.

International GCB credit quality remained fairly stable even as loan portfolios continued to grow. Net credit losses rose 10% to $755 million, primarily reflecting portfolio growth as well as certain specific commercial loan charge-offs in Latin America.  Net credit losses increased 6 basis points versus the prior year period to 2.15% of average loans.

Securities and Banking

(in millions of dollars)	4Q’12	3Q’12	4Q’11	QoQ%	YoY%	2012	2011

Investment Banking	996	926	638	8%	56%	3,641	3,310
Equity Markets	455	510	233	-11%	95%	2,418	2,402
Fixed Income Markets	2,710	3,697	1,716	-27%	58%	13,961	10,891
Lending	139	194	165	-28%	-16%	997	1,809
Private Bank	578	590	517	-2%	12%	2,314	2,138
Other Securities and Banking	(75)	(348)	(1)	78%	NM	(1,101)	(859)
Total Revenues (Ex-CVA / DVA)	$4,803	$5,569	$3,268	-14%	47%	$22,230	$19,691

CVA/DVA	(510)	(799)	(74)	36%	NM	(2,487)	1,732
Total Revenues	$4,293	$4,770	$3,194	-10%	34%	$19,743	$21,423

Expenses	$3,676	$3,486	$3,736	5%	-2%	$14,444	$15,013

Net Credit Losses	75	56	178	34%	-58%	168	602
Credit Reserve Build/(Release) (a)	3	(129)	(109)	NM	NM	(46)	(486)
Total Cost of Credit	$78	$(73)	$69	NM	13%	$122	$116

Net Income	$629	$1,120	$(158)	-44%	NM	$4,384	$4,876

Revenues
North America	1,391	1,439	660	-3%	NM	6,104	7,558
EMEA	1,343	1,511	1,219	-11%	10%	6,417	7,221
LATAM	705	802	579	-12%	22%	3,019	2,370
Asia	854	1,018	736	-16%	16%	4,203	4,274

Income from Continuing Ops.
North America	163	232	(441)	-30%	NM	1,011	1,044
EMEA	131	346	160	-62%	-18%	1,354	2,000
LATAM	278	363	198	-23%	40%	1,308	974
Asia	75	190	(51)	-61%	NM	822	895

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Securities and Banking

Securities and Banking revenues rose 34% from the prior year period to $4.3 billion.  Excluding the impact of the $(510) million of CVA/DVA in the fourth quarter 2012 (compared to $(74) million in the prior year period), Securities and Banking revenues were $4.8 billion, 47% higher than the prior year period.

Investment Banking revenues of $996 million increased 56% from the prior year period.  Debt underwriting revenues increased 62% to $632 million and equity underwriting revenues increased 78% to $160 million.  Advisory revenues of $204 million were 28% higher than the prior year period.  Overall, Citi gained wallet share during 2012 in most products and regions.

Equity Markets revenues of $455 million in the fourth quarter 2012 (excluding $(74) million of CVA/DVA) were 95% above the prior year period, driven by improved derivatives performance as well as the absence of proprietary trading losses in the prior year period.

Fixed Income revenues of $2.7 billion in the fourth quarter 2012 (excluding $(434) million of CVA/DVA) increased 58% from the prior year driven by significant improvement in credit and securitized products, as well as higher revenues in rates and currencies.

Lending revenues decreased 16% to $139 million from the prior year period, reflecting $258 million of mark-to-market losses on hedges related to accrual loans as credit spreads tightened during the fourth quarter 2012 (compared to a $174 million loss in the prior year period). Excluding the mark-to-market impact on hedges related to accrual loans, lending revenues rose 17% to $397 million(9) versus the prior year period reflecting higher loan balances and improved spreads.

Private Bank revenues increased 12% to $578 million (excluding $(2) million of CVA/DVA) from the prior year period, with growth across all regions.

Securities and Banking net income was $629 million in the fourth quarter 2012. Excluding CVA/DVA, net income rose to $945 million from $(118) million in the prior year period, primarily reflecting the increase in revenues and a decline in operating expenses, driven by efficiency savings. Fourth quarter 2012 operating expenses included $237 million in repositioning charges, compared to $215 million in the prior year period. Excluding repositioning charges, operating expenses declined 2% from the prior year period.

Transaction Services

(in millions of dollars)	4Q’12	3Q’12	4Q’11	QoQ%	YoY%	2012	2011

Treasury and Trade Solutions	1,993	1,991	1,965	—	1%	8,150	7,697
Securities and Fund Services	656	667	659	-2%	—	2,707	2,882
Total Revenues	$2,649	$2,658	$2,624	—	1%	$10,857	$10,579

Expenses	$1,597	$1,391	$1,530	15%	4%	$5,788	$5,755

Net Credit Losses	—	87	(6)	-100%	100%	114	17
Loan Loss Reserve Build/(Release) (a)	6	(46)	19	NM	-68%	40	19
Total Cost of Credit	$6	$41	$13	-85%	-54%	$154	$36

Net Income	$808	$843	$762	-4%	6%	$3,478	$3,330

Average Deposits ($ in billions) (b)	$428	$415	$369	3%	16%	$404	$364
EOP Assets Under Custody ($ in trillions)	$13.2	$12.8	$12.0	3%	10%

Revenues
North America	635	623	605	2%	5%	2,564	2,444
EMEA	885	867	858	2%	3%	3,576	3,486
LATAM	444	447	413	-1%	8%	1,797	1,713
Asia	685	721	748	-5%	-8%	2,920	2,936

Income from Continuing Ops.
North America	100	120	68	-17%	47%	470	415
EMEA	314	283	283	11%	11%	1,244	1,130
LATAM	134	157	139	-15%	-4%	654	639
Asia	265	286	277	-7%	-4%	1,127	1,165

(a) Includes provision for unfunded lending commitments.

(b) Average deposits and other customer liability balances.

Transaction Services

Transaction Services revenues were $2.6 billion, up 1% from the prior year period which reflected 1% growth in Treasury and Trade Solutions (TTS) revenues to $2.0 billion, with Securities and Fund Services (SFS) revenues broadly flat at $656 million. TTS revenues increased as the growth in average assets, particularly trade loans, and deposits continued to be partially offset by ongoing spread compression.  SFS revenues remained flat as spread compression was offset by fee revenue growth driven by higher volumes.

Transaction Services net income of $808 million increased 6% from the fourth quarter 2011, reflecting the 1% revenue increase and a lower tax rate, partially offset by a 4% increase in operating expenses. Fourth quarter 2012 operating expenses included $95 million in repositioning charges, compared to $54 million in the prior year period.  Excluding repositioning charges, operating expenses grew 2% from the prior year period due to higher legal and related costs and episodic items.

Transaction Services average deposits and other customer liability balances grew 16% versus the prior year period to $428 billion.  Assets under custody increased 10% from the fourth quarter 2011 to $13.2 trillion.

CITI HOLDINGS

(in millions of dollars)	4Q’12	3Q’12	4Q’11	QoQ%	YoY%	2012	2011

Brokerage and Asset Management	64	(4,804)	43	NM	49%	(4,699)	282
Local Consumer Lending	1,005	1,104	1,279	-9%	-21%	4,366	5,442
Special Asset Pool	(10)	10	(234)	NM	96%	(500)	547
Total Revenues	$1,059	$(3,690)	$1,088	NM	-3%	$(833)	$6,271

Total Revenues (Ex-CVA / DVA & Gain (Loss) on Minority Investments)	$1,034	$971	$1,054	6%	-2%	$3,694	$6,197

Expenses	$1,607	$1,190	$1,855	35%	-13%	$5,253	$6,464

Net Credit Losses	972	1,807	1,512	-46%	-36%	5,842	8,576
Loan Loss Reserve Build/(Release) (a)	51	(813)	(663)	NM	NM	(1,607)	(3,318)
Provision for Benefits and Claims	155	160	188	-3%	-18%	651	779
Total Cost of Credit	$1,178	$1,154	$1,037	2%	14%	$4,886	$6,037

Net Income (Loss)	$(1,055)	$(3,562)	$(1,315)	70%	20%	$(6,563)	$(4,222)

Net Income (Loss)
Brokerage and Asset Management	(12)	(3,019)	(92)	100%	87%	(3,193)	(295)
Local Consumer Lending	(1,045)	(693)	(1,206)	-51%	13%	(3,193)	(4,415)
Special Asset Pool	2	150	(17)	-99%	NM	(177)	488

EOP Assets ($ in billions)
Brokerage and Asset Management	9	9	27	—	-67%
Local Consumer Lending	126	134	157	-6%	-20%
Special Asset Pool	21	28	41	-25%	-49%

EOP Loans ($B)	116	122	141	-5%	-18%
EOP Deposits ($B)	68	67	62	2%	10%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues in the fourth quarter 2012 decreased 3% versus the prior year period to $1.1 billion. Revenues in the fourth quarter 2012 included CVA/DVA of $25 million ($34 million in the prior year period). Excluding CVA/DVA, Citi Holdings revenues declined 2% to $1.0 billion.  Local Consumer Lending revenues of $1.0 billion declined 21% from the prior year period primarily due to the 21% decline in average assets.  Special Asset Pool revenues were $(35) million (excluding CVA/DVA of $25 million) in the fourth quarter 2012, compared to $(268) million (excluding CVA/DVA of $34 million) in the prior year period, largely due to an improvement in asset marks.  Brokerage and Asset Management revenues were $64 million, compared to $43 million in the prior year period reflecting improved private equity marks.  As of the end of the fourth quarter 2012, total Citi Holdings assets were $156 billion, 31% below the prior year period, and represented approximately 8% of total Citigroup assets.

Citi Holdings net loss was $1.1 billion in the fourth quarter 2012 compared to a loss of $1.3 billion in the prior year period. Operating expenses decreased 13% to $1.6 billion reflecting the overall decline in assets.  Operating expenses in the fourth quarter 2012 included the previously mentioned $305 million charge related to the independent foreclosure review process, as well as $77 million in repositioning charges, compared to $60 million in the prior year period.

Citi Holdings cost of credit increased 14% to $1.2 billion versus the prior year period driven by a net loan loss reserve build of $51 million in the fourth quarter 2012, compared to a net reserve release of $663 million in the prior year period, as a significantly lower net reserver release of $49 million was more than offset by losses on loan sales of $100 million. Net credit losses in Citi Holdings decreased by $540 million or 36% from the prior year period.

Citi Holdings allowance for credit losses was $10.8 billion at the end of the fourth quarter 2012, or 9.35% of loans, compared to $13.4 billion, or 9.54% of loans, in the prior year period.  90+ days delinquent loans in Local Consumer Lending decreased 21% to $4.6 billion, or 4.4% of loans.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	4Q’12	3Q’12	4Q’11	4Q’12	3Q’12	4Q’11

North America
Global Consumer Banking	5,346	5,402	5,167	1,002	1,300	944
Securities and Banking	1,391	1,439	660	163	232	(441)
Transaction Services	635	623	605	100	120	68
Total North America	$7,372	$7,464	$6,432	$1,265	$1,652	$571

EMEA
Global Consumer Banking	391	381	348	(38)	10	(4)
Securities and Banking	1,343	1,511	1,219	131	346	160
Transaction Services	885	867	858	314	283	283
Total EMEA	$2,619	$2,759	$2,425	$407	$639	$439

Latin America
Global Consumer Banking	2,520	2,419	2,350	401	405	370
Securities and Banking	705	802	579	278	363	198
Transaction Services	444	447	413	134	157	139
Total Latin America	$3,669	$3,668	$3,342	$813	$925	$707

Asia
Global Consumer Banking	1,992	1,978	2,020	397	449	410
Securities and Banking	854	1,018	736	75	190	(51)
Transaction Services	685	721	748	265	286	277
Total Asia	$3,531	$3,717	$3,504	$737	$925	$636

Corporate/Other	$(76)	$33	$383	$(831)	$(55)	$(41)

Citicorp	$17,115	$17,641	$16,086	$2,391	$4,086	$2,312

Citi Holdings	$1,059	$(3,690)	$1,088	$(1,055)	$(3,562)	$(1,314)

Citigroup	$18,174	$13,951	$17,174	$1,336	$524	$998

FULL YEAR RESULTS BY REGION AND SEGMENT

	Revenues		Income from Cont. Ops.
(in millions of dollars)	2012	2011	2012	2011

North America
Global Consumer Banking	21,081	20,159	4,815	4,095
Securities and Banking	6,104	7,558	1,011	1,044
Transaction Services	2,564	2,444	470	415
Total North America	$29,749	$30,161	$6,296	$5,554

EMEA
Global Consumer Banking	1,516	1,558	(18)	95
Securities and Banking	6,417	7,221	1,354	2,000
Transaction Services	3,576	3,486	1,244	1,130
Total EMEA	$11,509	$12,265	$2,580	$3,225

Latin America
Global Consumer Banking	9,702	9,469	1,510	1,578
Securities and Banking	3,019	2,370	1,308	974
Transaction Services	1,797	1,713	654	639
Total Latin America	$14,518	$13,552	$3,472	$3,191

Asia
Global Consumer Banking	7,915	8,009	1,797	1,904
Securities and Banking	4,203	4,274	822	895
Transaction Services	2,920	2,936	1,127	1,165
Total Asia	$15,038	$15,219	$3,746	$3,964

Corporate/Other	$192	$885	$(1,625)	$(728)

Citicorp	$71,006	$72,082	$14,469	$15,206

Citi Holdings	$(833)	$6,271	$(6,560)	$(4,103)

Citigroup	$70,173	$78,353	$7,909	$11,103

Citigroup will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada.  The conference code for both numbers is 76758827.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citigroup’s Fourth Quarter 2012 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2011 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:      Shannon Bell                (212) 793-6206            Investors:   Susan Kendall         (212) 559-2718

                Mark Costiglio             (212) 559-4114

Appendix A: CVA/DVA

(In millions of dollars)	4Q’12	3Q’12	4Q’11	2012	2011

Securities and Banking
DVA on Citi Liabilities at Fair Value Option	(452)	(549)	43	(1,989)	1,746
Derivative Counterparty CVA(a)	108	204	84	531	(866)
Derivative Own-Credit CVA (a)	(166)	(454)	(200)	(1,028)	852
Total Securities and Banking CVA/DVA	$(510)	$(799)	$(74)	$(2,487)	$1,732

Special Asset Pool
DVA on Citi Liabilities at Fair Value Option	(4)	(11)	(2)	(20)	28
Derivative Counterparty CVA(a)	37	46	53	274	36
Derivative Own-Credit CVA (a)	(8)	(12)	(17)	(99)	11
Total Special Asset Pool CVA/DVA	$25	$23	$34	$157	$74
Total Citigroup CVA/DVA	$(485)	$(776)	$(40)	$(2,330)	$1,806

Note: Totals may not sum due to rounding.

(a) Net of hedges.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

FOURTH QUARTER 2012

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Minority Investments	Impact of: Repositioning	Results less: Items

Revenue	18,174	(485)	—	—	18,659
EBT	1,130	(485)	—	(1,028)	2,643
Taxes	(206)	(184)	—	(375)	353
Income from Continuing Ops.	$1,336	$(301)	$—	$(653)	$2,290

Discontinued Operations	(112)	—	—	—	(112)
Noncontrolling Interests	28	—	—	—	28
Net Income	$1,196	$(301)	$—	$(653)	$2,150

Diluted EPS (a)	$0.38	$(0.10)		$(0.21)	$0.69

(a)  Earnings per share calculations are based on diluted shares of 3,017.0 million.  The components of earnings per share excluding CVA/DVA and repositioning may not sum across due to rounding.

THIRD QUARTER 2012

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Minority Investments	Impact of: Tax Item	Results less: Items

Revenue	13,951	(776)	(4,684)	—	19,411
EBT	(964)	(776)	(4,684)	—	4,496
Taxes	(1,488)	(291)	(1,787)	582	1,172
Income from Continuing Ops.	$524	$(485)	$(2,897)	$582	$3,324

Discontinued Operations	(31)	—	—	—	(31)
Noncontrolling Interests	25	—	—	—	25
Net Income	$468	$(485)	$(2,897)	$582	$3,268

Diluted EPS (a)	$0.15	$(0.16)	$(0.94)	$0.19	$1.06

(a)  Earnings per share calculations are based on diluted shares of 3,015.3 million.  The components of earnings per share excluding CVA/DVA,  the impact of minority investments, and the tax item  may not sum across due to rounding.

FOURTH QUARTER 2011

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Minority Investments	Impact of: Repositioning	Results less: Items

Revenue	17,174	(40)	—	—	17,214
EBT	1,089	(40)	—	(428)	1,557
Taxes	91	(18)	—	(153)	262
Income from Continuing Ops.	$998	$(22)	$—	$(275)	$1,295

Discontinued Operations	—	—	—	—	—
Noncontrolling Interests	42	—	—	—	42
Net Income	$956	$(22)	$—	$(275)	$1,253

Diluted EPS (a)	$0.31	$(0.01)		$(0.09)	$0.41

(a)  Earnings per share calculations are based on diluted shares of 3,003.0 million.  The components of earnings per share excluding CVA/DVA and repositioning may not sum across due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items (continued)

FULL YEAR 2012

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Minority Investments	Impact of: 4Q Repositioning	Impact of: Tax Item	Results less: Items

Revenue	70,173	(2,330)	(4,631)	—	—	77,134
EBT	7,936	(2,330)	(4,631)	(1,028)	—	15,925
Taxes	27	(885)	(1,772)	(375)	582	3,641
Income from Continuing Ops.	$7,909	$(1,446)	$(2,863)	$(653)	$582	$12,289

Discontinued Operations	(149)	—	—	—	—	(149)
Noncontrolling Interests	219	—	—	—	—	219
Net Income	$7,541	$(1,446)	$(2,863)	$(653)	$582	$11,921

Diluted EPS (a)	$2.44	$(0.47)	$(0.93)	$(0.21)	$0.19	$3.86

(a)  Earnings per share calculations are based on diluted shares of 3,015.5 million.  The components of earnings per share excluding CVA/DVA, the impact of minority investments, 4Q repositioning and the tax item  may not sum across due to rounding.

FULL YEAR 2011

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Minority Investments	Impact of: 4Q Repositioning	Impact of: Tax Item	Results less: Items

Revenue	78,353	1,806	199	—	—	76,348
EBT	14,624	1,806	199	(428)	—	13,047
Taxes	3,521	681	71	(153)	—	2,922
Income from Continuing Ops.	$11,103	$1,125	$128	$(275)	$—	$10,125

Discontinued Operations	112	—	—	—	—	112
Noncontrolling Interests	148	—	—	—	—	148
Net Income	$11,067	$1,125	$128	$(275)	$—	$10,089

Diluted EPS (a)	$3.63	$0.37	$0.04	$(0.09)	—	$3.30

(a)  Earnings per share calculations are based on diluted shares of 2,998.8 million.  The components of earnings per share excluding CVA/DVA, the impact of minority investments, and 4Q repositioning may not sum across due to rounding.

Appendix C: Repositioning Charges(a)

	2011				2012				FY
(In millions of dollars)	1Q’11	2Q’11	3Q’11	4Q’11	1Q’12	2Q’12	3Q’12	4Q’12	2011	2012

North America	$2	$8	$28	$18	$2	$—	$4	$100	$57	$106
Asia	—	—	—	23	2	—	18	78	23	98
LATAM	—	—	—	23	—	18	5	131	23	153
EMEA	—	1	—	1	10	4	2	57	2	73

Total Global Consumer Banking	2	9	29	65	14	21	29	366	105	431

Securities and Banking	4	18	30	215	23	89	—	237	267	349
Transaction Services	—	—	6	54	8	30	—	95	60	134
Corporate/Other	22	4	44	34	18	44	52	253	104	367

Total Citicorp	29	31	109	368	63	184	82	951	537	1280

Citi Holdings	6	5	99	60	3	2	13	77	170	95

Total Citigroup	$35	$36	$208	$428	$66	$186	$95	$1,028	$707	$1,375

Note: Totals may not sum due to rounding.

(a) Adjusted items above include only fourth quarter 2011 and fourth quarter 2012 repositioning charges, given the significant impact  on Citigroup’s results of operations in those periods.

Appendix D: Non-GAAP Financial Measures-International GCB Excluding Impact of FX Translation

		QoQ%		YoY%
(In millions of dollars)	4Q’12	Reported	Constant Dollar	Reported	Constant Dollar
Revenues
LATAM	2,520	4%	4%	7%	7%
Asia	1,992	1%	0%	-1%	-2%
EMEA	391	3%	1%	12%	11%
Total International GCB	$4,903	3%	2%	4%	4%
Expenses
LATAM	1,588	14%	14%	13%	14%
Asia	1,241	3%	3%	6%	5%
EMEA	402	20%	18%	23%	22%
Total International GCB	$3,231	10%	10%	11%	12%

Note: Totals may not sum due to rounding.

Appendix E: Non-GAAP Financial Measures - Basel III Capital

(In millions of dollars)	12/31/12 (a)	9/30/2012	6/30/2012
Citigroup’s Common Stockholders’ Equity	$186,487	$186,465	$183,599
Add: Qualifying Minority Interests	171	161	150
Regulatory Capital Adjustments
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax	(2,293)	(2,503)	(2,689)
Cumulative change in fair value of financial liabilities attributable to the change in own creditworthiness, net of tax	587	998	1,649
Intangible Assets
Goodwill (b)	27,004	27,248	29,108
Identifiable intangible assets other than mortgage servicing rights (MSRs)	5,716	5,983	6,156
Defined benefit pension plan net assets	732	752	910
Deferred tax assets (DTAs) arising from net operating losses and foreign tax credit carry forwards and excess over 10% / 15% limitations for other DTAs, certain common equity investments, and MSRs (c)	49,518	48,249	49,751

Total Basel III Tier 1 Common Capital (d)	$105,394	$106,899	$98,864

Risk-Weighted Assets (RWA) (e)	$1,206,722	$1,236,619	$1,250,233

Basel III Tier 1 Common Capital Ratio (d)	8.7%	8.6%	7.9%

(a)                   Preliminary.

(b)                   Includes goodwill embedded in the valuation of significant common stock investments in unconsolidated financial institutions.

(c)                    Other DTAs reflect those DTAs arising from temporary differences.

(d)                   Calculated based on the U.S. regulators proposed rules relating to Basel III (NPR).  Citigroup’s estimated Basel III Tier 1 Common Capital and Tier 1 Common Capital Ratio are based on its current interpretation, expectations, and understanding of the respective Basel III requirements and are necessarily subject to final regulatory clarity and rulemaking, model calibration, and other implementation guidance in the U.S.

(e)                    The estimated Basel III risk-weighted assets have been calculated based on the proposed “advanced approaches” for determining risk-weighted assets under the NPR, as well as the final U.S. market risk capital rules (Basel II.5).

Appendix F: Non-GAAP Financial Measures - Tangible Common Equity

Preliminary
($ millions, except per share amounts)	12/31/2012

Citigroup’s Total Stockholders’ Equity	$189,049
Less: Preferred Stock	2,562
Common Stockholders’ Equity	186,487
Less:
Goodwill	25,673
Intangible Assets (other than Mortgage Servicing Rights)	5,697
Goodwill and Intangible Assets (Other than MSRs) Related to Assets For Discontinued Operations Held-for-Sale	32
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	32
Tangible Common Equity (TCE)	$155,053

Common Shares Outstanding at Quarter-end	3,028.9

Tangible Book Value Per Share	$51.19
(Tangible Common Equity / Common Shares Outstanding)

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, and debt valuation adjustments (DVA) on Citigroup’s fair value option debt. See Appendix A.  Presentation of Citigroup’s results of operations, excluding the impact of CVA/DVA, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of CVA/DVA provides a more meaningful depiction of the underlying fundamentals of its businesses impacted by CVA/DVA.  For a reconciliation of these measures to the reported results, see Appendix B.

(2) As previously announced, Citigroup recorded a repositioning charge of $1.0 billion ($653 million after-tax) in the fourth quarter 2012. In the fourth quarter 2011, Citigroup reported a $428 million repositioning charge ($275 million after-tax).  See Appendix C. Presentation of Citigroup’s results of operations, excluding the impact of repositioning charges in each of these respective quarters, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of repositioning charges in the fourth quarter 2011 and fourth quarter 2012, which were significantly impacted by repositioning charges (see Appendix C), provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(3) Citigroup’s estimated Basel III Tier 1 Common Ratio and certain related components are non-GAAP financial measures. Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against expected future regulatory capital standards. For the calculation of Citigroup’s estimated Basel III Tier 1 Common Ratio for the periods presented, see Appendix E. Citigroup’s estimated Basel III Tier 1 Common Ratio is based on its current interpretation, expectations and understanding of the respective proposed Basel III requirements and is necessarily subject to final regulatory clarity and rulemaking, model calibration and approvals and other implementation guidance in the U.S.

(4) Minority investments refer to the impact of transactions related to Citigroup’s interests in Akbank T.A.S. (Akbank), the Morgan Stanley Smith Barney joint venture (MSSB JV), Housing Development Finance Corporation Ltd. (HDFC) and Shanghai Pudong Development Bank (SPDB) during 2011 and 2012. Third quarter 2012 included a non-cash charge to net income of $4.7 billion ($2.9 billion after-tax) relating to the MSSB JV, consisting of (i) a loss on Citigroup’s sale of a 14% interest in the MSSB JV to Morgan Stanley of $1.4 billion ($800 million after-tax), and (ii) an other-than-temporary impairment of the carrying value of Citigroup’s remaining 35% interest in the MSSB JV of $3.3 billion ($2.1 billion after-tax). These charges were recorded in Citi Holdings — Brokerage and Asset Management. Second quarter 2012 included a loss on the partial sale of Citi’s minority interest in Akbank of $424 million ($274 million after-tax), recorded in Corporate/Other.  First quarter 2012 included gains on the sale of Citi’s remaining minority interest in HDFC and its minority interest in SPDB of $1.1 billion ($722 million after-tax) and $542 million ($349 million after-tax), respectively, as well as an impairment charge related to its minority interest in Akbank of $1.2 billion ($763 million after-tax), all recorded in Corporate/Other.  Second quarter 2011 included a gain on the partial sale of Citi’s minority interest in HDFC of $199 million ($128 million after-tax), recorded in Corporate/Other. Presentation of Citigroup’s results of operations, excluding the impact of these minority investment transactions, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of these minority investment transactions provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(5) Third quarter 2012 results included a $582 million tax benefit related to the resolution of certain tax audit items, recorded in Corporate/Other. Presentation of Citigroup’s results of operations, excluding the impact of this tax benefit, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of this tax benefit provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(6) The results of operations for Citicorp include the results of operations of Corporate/Other for all periods presented.

(7) Tangible book value per share is a non-GAAP financial measure. This metric is a capital adequacy metric used and relied upon by investors and industry analysts. For a reconciliation of this metric to the most directly comparable GAAP measure, see Appendix F.

(8) See Appendix D.

(9) Lending revenues exclude the impact of gains / losses on hedges related to accrual loans.  Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio. The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection.